Exhibit 10.2

EXECUTION VERSION

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2018, by and among bebe stores, inc., a California corporation (the “Company”), and each investor listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company, B. Riley Financial, Inc., a Delaware corporation (“Purchaser”), and Manny Mashouf Living Trust (“Seller”) are entering into that certain Debt Conversion and Purchase and Sale Agreement, dated as of the date hereof (the “Acquisition Agreement”), pursuant to which Purchaser is thereby purchasing shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) from the Company and Seller and converting certain indebtedness of the Company held by Purchaser into shares of Common Stock; and

WHEREAS, (a) the Company has certain net operating losses for U.S. federal income tax purposes that the Company desires to preserve, (b) the parties hereto desire to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) in furtherance of such objectives and, with respect to the Company and Seller, as a condition to the willingness of Purchaser to enter into the Acquisition Agreement and as an inducement and in consideration therefor, concurrently with the execution of the Acquisition Agreement, the parties hereto are entering into this Agreement and the Company is entering into a tax benefits preservation plan, dated as of the date hereof.

NOW THEREFORE, the parties hereto desire and agree to enter into this Agreement on the terms and conditions set forth as follows:

ARTICLE I

DEFINITIONS

1.1 Agreement Definitions. The following capitalized terms as used in this Agreement shall have the meanings set forth below:

(a) “Acquisition” means the acquisition by means of any transfer, sale, assignment, pledge, hypothecation or otherwise of any Shares, whether directly or indirectly (including in connection with any direct or indirect merger, consolidation, sale of all or substantially all assets or otherwise), including by entry into any transaction that has or would reasonably be expected to have the same effect, or entry into any swap, hedge or other arrangement that would result in the acquisition, in whole or in part, of any of the economic or voting consequences of, ownership of any Shares, whether settleable in such securities in cash or otherwise (including as the result of any conveyance or act of conveying of tax ownership (applying applicable attribution rules for purposes of Section 382 of the Code) of such Shares).

(b) “Acquisition Agreement” has the meaning set forth in the recitals.

(c) “Agreement” has the meaning set forth in the preamble.

(d) “Approved Instrument” has the meaning set forth in Section 3.2.

(e) “Board” means the board of directors of the Company and any duly authorized committee thereof.

(f) “Code” has the meaning set forth in the recitals.

(g) “Common Stock” has the meaning set forth in the recitals.

(h) “Company” has the meaning set forth in the preamble.

(i) “Investors” has the meaning set forth in the preamble.

(j) “Lead Investor” has the meaning set forth in Section 3.3(c)(i).

(k) “Lead Shares” has the meaning set forth in Section 3.3(c)(i).

(l) “Maximum Number” has the meaning set forth in Section 3.3(a).

(m) “Ownership Change” means an “ownership change” pursuant to Section 382 of the Code.

(n) “Participating Investor” has the meaning set forth in Section 3.3(c)(ii).

(o) “Participation Notice” has the meaning set forth in Section 3.3(c)(i).

(p) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(q) “Purchaser” has the meaning set forth in the recitals.

(r) “Seller” has the meaning set forth in the recitals.

(s) “Shares” means shares of Common Stock.

(t) “Tagging Shares” has the meaning set forth in Section 3.3(c)(ii).

(u) “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code to which the Company (or any other member of the consolidated group of which the Company is common parent for federal income tax purposes) is or may reasonably be entitled as of the date hereof pursuant to the Code and the regulations promulgated thereunder.

(v) “Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any Shares, whether directly or indirectly (including by direct or indirect merger, consolidation, sale of all or substantially all assets or otherwise), including by entry into any transaction that has or would reasonably be expected to have the same effect, or entry into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of, ownership of such Shares, whether settleable in such securities in cash or otherwise (including any conveyance or act of conveying of tax ownership (applying applicable attribution rules for purposes of Section 382 of the Code) of such Shares).

(w) “Transferee” means any Person to whom any Share is Transferred.

1.2 Definitions by Reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each party hereto hereby represents and warrants as of the date hereof to each other party as follows:

2.1 Authorization; Due Execution and Delivery; Enforceability. Such party has the requisite legal capacity, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. Such party warrants that this Agreement has been duly and validly executed and delivered by such party. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement will constitute, upon such execution and delivery hereof, the valid and binding obligations of such party, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception.

2.2 No Conflict. Neither the execution nor delivery of this Agreement by such party, nor the performance of such party’s obligations hereunder, will directly or indirectly contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law or Contract to which such party may be subject to or bound.

2.3 No Consent Required. No authorization, consent, approval, notification to, or declaration, filing or registration with, any Person is required to be made or obtained by such party in connection with the authorization, execution or delivery of this Agreement by such party.

ARTICLE III

COVENANTS

3.1 Restrictions on Acquisitions and Transfers. No Investor may effect any Acquisition or Transfer of any Shares without the prior written approval of the Board, such approval not to be unreasonably withheld or delayed; provided that the Board’s disapproval shall be deemed reasonable in the event that the Board is advised by outside counsel that any proposed Acquisition or Transfer would be reasonably likely to result in an Ownership Change, and provided further, that the Board shall have the right to condition its approval upon any proposed Transferee agreeing to be subject to the terms and conditions set forth in this Agreement. Without limiting the generality of this Section 3.1, the additional procedures of Section 3.3 shall apply to any proposed Acquisition or Transfer for value.

3.2 Certain Permitted Transfers. Notwithstanding Section 3.1 and Section 3.3, any Transfer may be effected pursuant the terms of any estate planning instrument approved by the Board (an “Approved Instrument”); provided that each potential Transferee under such Approved Instrument executes a joinder to this Agreement. Prior to the modification or amendment of any Approved Instrument, the Investor seeking to make such modification or amendment shall (a) first notify the Board of such proposed modification or amendment, (b) respond to all reasonable requests for information by the Board and (c) refrain from effecting any such modification or amendment to the Approved Instrument if the Board is advised by outside counsel that any such modification or amendment, or any Transfer pursuant to such instrument as so modified or amended, would be reasonably likely to result in an Ownership Change.

3.3 Additional Procedures.

(a) In connection with any proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1, the Board shall determine the maximum number of Shares that may be Acquired or Transferred such that the proposed Acquisition or Transfer would not be reasonably likely to result in an Ownership Change (such number of Shares, the “Maximum Number”); it being understood that for purposes of the foregoing, the Board shall in its reasonable discretion establish a minimum aggregate ownership interest in the Common Stock to be held by the direct public group, as defined in Treasury Regulations Section 1.382-2T(j)(2)(ii).

(b) If a proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1 is to be effected through ordinary brokerage activities, the following provisions shall apply:

(i) the Board shall (A) notify each Investor of the proposed Acquisition or Transfer and (B) instruct each Investor to notify the Board in writing of the maximum number of Shares that such Investor proposes to Acquire or Transfer, as applicable, pursuant to this Section 3.3(b) within ten (10) days of receiving such notice. The failure of any Investor to notify the Board in writing in accordance with this Section 3.3(b)(i) shall be conclusively deemed to constitute the election by such Investor not to effect an Acquisition or Transfer, as applicable, pursuant to this Section 3.3(b).

(ii) In the event the aggregate number of Shares proposed to be Acquired or Transferred, as applicable, by all Investors pursuant to this Section 3.3(b) exceeds the Maximum Number, the aggregate number of Shares permitted to be Acquired or Transferred, as applicable, by such Investors shall be reduced to be equal to the Maximum Number and the number of Shares permitted to be Acquired or Transferred, as applicable, by each such Investor shall be allocated pro rata based on the Shares held by each such Investor as of the date of the notice provided by the Board pursuant to Section 3.3(b)(i). The Board shall promptly notify each Investor of the maximum number of Shares such Investor may Acquire or Transfer, as applicable, pursuant to this Section 3.3(b).

(iii) For a period of thirty (30) days following the date of the notice provided by the Board pursuant to Section 3.3(b)(i), each Investor may Acquire or Transfer, as applicable, through ordinary brokerage activities a number of Shares up to the maximum number of Shares indicated in such notice. If an Investor desires to Acquire or Transfer, as applicable, additional Shares or any Shares following such thirty (30)-day period, such Investor must propose such Acquisition or Transfer, as applicable, in accordance with Section 3.1.

(c) If a proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1 is to be effected other than through ordinary brokerage activities, the following provisions shall apply:

(i) The Investor proposing such Acquisition or Transfer (the “Lead Investor”) shall deliver a written notice (the “Participation Notice”) to the Board and each other Investor, which Participation Notice shall (i) identify the proposed seller of Shares or Transferee (as applicable), (ii) indicate the proposed purchase price per Share proposed to be Acquired or Transferred (as applicable), the proposed date of the Acquisition or Transfer (as applicable) and any other material information in connection therewith and (iii) notify each of the other Investors of its right to participate in such Acquisition or Transfer (as applicable) on a pro rata basis with the Lead Investor in accordance with the terms of this Agreement. The Lead Investor shall also notify the Board of the maximum number of Shares proposed to be Acquired or Transferred by the Lead Investor pursuant to the proposed Acquisition or Transfer (the “Lead Shares”).

(ii) Any Investor that desires to participate in the Acquisition or Transfer, as applicable (a “Participating Investor”) shall, within ten (10) days following receipt of the Participation Notice, notify the Board in writing of the maximum number of Shares that such Participating Investor proposes to include in such Acquisition or Transfer (its “Tagging Shares”). The failure of any Investor to notify the Board in writing in accordance with this Section 3.3(c)(ii) shall be conclusively deemed to constitute the election by such Investor not to participate in such Acquisition or Transfer by the Lead Investor.

(iii) In the event the sum of the Lead Shares and the Tagging Shares exceeds the Maximum Number, the aggregate number of Shares to be Acquired or Transferred (as applicable) shall be reduced to be equal to the Maximum Number, and the number of Lead Shares and Tagging Shares to be Acquired or Transferred (as applicable) by the Lead Investor and each Participating Investor, respectively, shall be allocated pro rata based on Shares held by each such Investor as of the date of the Participation Notice.

(iv) The Acquisition or Transfer (as applicable) of the Tagging Shares shall be on the same terms and conditions, including with respect to the purchase price thereof and the date of Acquisition or Transfer, as those applicable to the Lead Shares. The purchase price with respect to the Lead Shares may not be more favorable to the Lead Investor than that which was set forth in the Participation Notice unless the Lead Investor delivers a Participation Notice in accordance with Section 3.3(c)(i) reflecting the more favorable purchase price.

(v) Each Participating Investor shall promptly execute and deliver such other agreements as may be reasonably requested to and necessary to effect the Acquisition or Transfer (as applicable) of the Tagging Shares of such Investor from the proposed seller of Shares or to the proposed Transferee (as applicable) pursuant to the provisions of this Section 3.3(c).

ARTICLE IV

MISCELLANEOUS

4.1 Termination. The term of this Agreement shall continue until such time as the Board determines in its reasonable discretion that the restrictions on Acquisitions and Transfers in Section 3.1 are no longer reasonably necessary to preserve the value of the Tax Benefits; provided, however, that the provisions of this Agreement shall terminate (subject to Section 4.2) with respect to a given Investor at such time as the Board determines in its reasonable discretion that any Acquisition or Transfer by such Persons is no longer reasonably likely to materially affect the value of the Tax Benefits.

4.2 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

4.3 Limitation of Liability. No party shall be liable for any claim under this Agreement for any (i) special, punitive or exemplary damages except to the extent actually paid in respect of a third-party claim, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric, except in the case of clauses (ii) through (iv) to the extent such damages would be permissible under applicable law, including any consequential damages that would be reasonably foreseeable.

4.4 Indemnification by Investors. Each Investor shall severally and not jointly indemnify the Company in respect of any and all damages, losses, liabilities, taxes, diminutions in value and costs and expenses sustained, incurred or suffered by the Company as a direct or indirect result of the loss of any Tax Benefits to the extent such losses are caused, directly or indirectly, by reason of (a) the breach or inaccuracy of any representation or warranty made by such Investor in this Agreement or (b) the breach of any covenant or agreement made by such Investor in this Agreement unless pursuant to a transaction approved by the Board.

4.5 Modification or Amendment. The parties hereto may modify or amend or extend the term of this Agreement by written agreement which, in the case of an entity, is executed and delivered by duly authorized officers of such entity.

4.6 Counterparts. This Agreement may be executed by digital or telephonic facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.7 GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.7(b).

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 4.7(a), and each party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 4.7(c) shall be in addition to, and not in lieu of, any other remedy to which such party is entitled at law or in equity.

4.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier, by facsimile or by e-mail of a pdf attachment to Investors at the addresses listed on Schedule A, to the Company at Gary Bosch, 400 Valley Drive, Brisbane, CA 94005, email: gbosch@bebe.com with a copy to Tad J. Freese, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, email: tad.freese@lw.com, or to such other persons or addresses as may be designated in writing by the party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when sent if sent by facsimile or email of a .pdf attachment (provided, that if given by facsimile or email of a .pdf attachment, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to another method described herein; which, for the avoidance of doubt, may include by email of a .pdf attachment if the initial notice is given by facsimile or by facsimile in the initial notice is given by email of a .pdf attachment); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

4.9 No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

4.10 Obligations of 5-Percent Shareholders. Whenever this Agreement requires an Investor to take or refrain from any action, such requirement shall be deemed to include, with respect to each Investor that is a 5-percent shareholder, as defined by Section 382(k)(7) of the Code, of the Company, an undertaking on the part of such Investor (or its estate or legal representative, as applicable) to cause each Person who is controlled by such Investor and to whom the Shares of such Investor would be attributed pursuant to Section 382 of the Code to take or refrain from such action.

4.11 Further Assurances. Subject to the conditions of this Agreement, from and after the date hereof, without additional consideration, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such further documents and other instruments and take, or cause to be taken, such other action as may be reasonably necessary to make effective the provisions of this Agreement and the transactions contemplated thereby.

4.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

4.13 Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, assigns and legal representatives. Any purported assignment in violation of this Agreement is void.

4.14 Entire Agreement. This Agreement (including the exhibit hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, the Acquisition Agreement, the Company Disclosure Letter, the LSA and documents relating thereto shall constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among Seller, Purchaser and the Company with respect to the subject matter of this Agreement.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties have caused this Investor Agreement to be duly executed and delivered as of the date first above written.

bebe stores, inc.

By:	/s/ Manny Mashouf
Name: Manny Mashouf
Title: Chief Executive Officer

(Signature Page to Investor Rights Agreement)

B. Riley Financial, Inc.

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: Chairman and Chief Executive Officer

(Signature Page to Investor Rights Agreement)

Manny Mashouf

By:	/s/ Manny Mashouf

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Living Trust

By:	/s/ Manny Mashouf
Name: Manny Mashouf
Title: Trustee

(Signature Page to Investor Rights Agreement)

Manny Mashouf Foundation

By:	/s/ Manny Mashouf
Name: Manny Mashouf
Title: Trustee

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Charitable Remainder UniTrust

By:	/s/ Manny Mashouf
Name: Manny Mashouf
Title: Trustee

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Charitable Remainder Trust

By:	/s/ Manny Mashouf
Name: Manny Mashouf
Title: Trustee

(Signature Page to Investor Rights Agreement)

Schedule A

Investors

B. Riley Financial, Inc.	Manny Mashouf Foundation

21255 Burbank Boulevard, Suite 400 Woodland Hills, California 91367 Attention: Alan Forman E-Mail: aforman@brileyfin.com	639 Huntsley Drive, #4, West Hollywood, CA 90069 Attention: Manny Mashouf E-Mail: mannymashouf@yahoo.com with a copy to:

Patrick S. Brown, Esq.

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Fax: (310) 407-2685

E-mail: brownp@sullcrom.com

The Manny Mashouf Living Trust

The Manny Mashouf Charitable Remainder UniTrust 639 Huntsley Drive, #4, West Hollywood, CA 90069 Attention: Manny Mashouf E-Mail: mannymashouf@yahoo.com The Manny Mashouf Charitable Remainder Trust

639 Huntsley Drive, #4, West Hollywood, CA 90069 Attention: Manny Mashouf E-Mail: mannymashouf@yahoo.com	639 Huntsley Drive, #4, West Hollywood, CA 90069 Attention: Manny Mashouf E-Mail: mannymashouf@yahoo.com

Manny Mashouf

639 Huntsley Drive, #4, West Hollywood, CA 90069 E-Mail: mannymashouf@yahoo.com